Exhibit 23.3



                            [Letterhead of KPMG LLP]




                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Pacific Capital Bancorp


We consent to incorporation by reference in the Registration Statement on Form S-8 of Pacific Capital Bancorp (formerly known as Santa Barbara Bancorp) of our report dated January 23, 1998, relating to the consolidated balance sheets of Pacific Capital Bancorp and subsidiaries (prior to its merger into Santa Barbara Bancorp) as of December 31, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997.

                                                              /s/ KPMG LLP

                                                              KPMG LLP

Mountain View, California
March 15, 1999